UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2018

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37581	46-0571712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

640 Lee Road, Suite 200

Wayne, PA 19087

(Address of principal executive offices, including zip code)

(484) 324-7933

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter)  or Rule 12b‑2  of the Securities Exchange Act of 1934 (§240.12b‑2  of this chapter).

Emerging growth company ☑

If an emerging growth company,  indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01     Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 15, 2018, Aclaris Therapeutics, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “APA”) with Allergan Sales, LLC, a Delaware limited liability company (“Allergan”). Pursuant to the APA, the Company has agreed to acquire the worldwide rights to RHOFADE (oxymetazoline hydrochloride) cream, 1%, as well as additional intellectual property (the “Acquisition”).  The Acquisition includes an exclusive license to certain intellectual property for RHOFADE. In addition, Allergan has agreed to provide support to the Company to allow for a smooth transition of RHOFADE.

Pursuant to the APA, and upon the terms and subject to the conditions thereof, the Company is required to pay Allergan total cash consideration of $65.0 million, including $58.5 million to be paid at the closing of the Acquisition and $6.5 million to be placed in escrow, plus the estimated book value of Allergan’s inventory of RHOFADE. The Company has also agreed to pay Allergan a one-time payment of $5.0 million upon the achievement of a specified development milestone related to the potential development of an additional dermatology product.  In addition, the Company has agreed to pay Allergan specified royalty payments, ranging from a mid-single digit percentage to a mid-teen percentage of net sales, subject to specified reductions, limitations and other adjustments, on a country-by-country basis until the date that the patent rights related to a particular product, such as RHOFADE, have expired or, if later, ten years from the closing date of the Acquisition.  In addition, the Company has agreed to assume the rights and obligations of Allergan related to RHOFADE, including the obligation to pay specified royalties and milestone payments under agreements with Aspect Pharmaceuticals, LLC and  Vicept Therapeutics, Inc. Members of the Company’s management team, including Neal Walker, Frank Ruffo, Christopher Powala, Stuart Shanler, as well as Stephen Tullman, the chairman of the Company’s board of directors, are former stockholders of Vicept Therapeutics, Inc., and Dr. Shanler is also a current stockholder of Aspect Pharmaceuticals, LLC and may be entitled to receive a portion of the potential future payments payable by the Company.

The APA contains customary representations and warranties, pre-closing covenants and indemnities. During the period from the date of the APA to the closing date of the Acquisition, Allergan has agreed to continue its operations relating to the RHOFADE assets in the ordinary course and consistent with its past practices and has agreed to certain other operating covenants. Allergan has also agreed not to solicit or engage in discussions with third parties regarding other proposals to acquire the RHOFADE assets.

The completion of the Acquisition is subject to the satisfaction or waiver of a number of customary closing conditions in the APA, including, among others, the receipt of regulatory approval, the absence of certain governmental restraints and the absence of a material adverse effect on the Company or the RHOFADE assets.

The APA may be terminated prior to the closing date by mutual written agreement of the Company and Allergan.  In addition, the APA may be terminated by either the Company or Allergan in certain circumstances, including if the Acquisition has not been closed on or before July 15, 2019, or if the other party has breached any representation, warranty, covenant, obligation or agreement such that certain of the conditions to closing cannot be satisfied.

The foregoing summary is qualified in its entirety by reference to the APA, which the Company expects to file as an exhibit to the Company’s Current Report on Form 8-K that would be required to be filed upon the closing of the Acquisition, if it is completed. The representations, warranties and covenants contained in the APA were made only for the purposes of the APA, were made as of specific dates, and were made solely for the benefit of the parties to the APA and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the APA. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the Company and Allergan in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of the Company. For the foregoing reasons, none of the Company’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

The APA and the transactions contemplated in the APA have been unanimously approved by a special committee of the Company’s board of directors.

Loan and Security Agreement

On October 15, 2018, the Company and its wholly owned subsidiaries Confluence Discovery Technologies, Inc. and Aclaris Life Sciences, Inc. (together, the “Borrowers”) also entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Oxford Finance LLC, a Delaware limited liability company (“Oxford”). The Loan and Security Agreement provides for up to $65.0 million in term loans (the “Term Loan Facility”). Of the $65.0 million, $30.0 million (the “Term A Loan”) is available for draw by the Borrowers until the earlier of October 31, 2018 or an event of default.  The remaining $35.0 million will become available for draw by the Borrowers beginning on the closing date of the Acquisition and when the entire Term A Loan has been funded and ending on the earlier of March 31, 2019 or an event of default. Should the Borrowers not draw all or a portion of the initial $30.0 million or the additional $35.0 million during the applicable draw timeframe or if the Borrowers prepay the entirety of the amount drawn during the applicable draw timeframe, the Borrowers will be required to pay Oxford a non-utilization fee equal to 1.0% of the undrawn portion of the applicable term loan.

The term loan repayment schedule provides for interest only payments through the Payment Date (as defined in the Loan and Security Agreement) immediately prior to November 1, 2021, followed by 24 consecutive equal monthly payments of principal and interest in arrears starting on November 1, 2021 and continuing through the maturity date of October 1, 2023. All unpaid principal and accrued and unpaid interest will be due and payable on the maturity date.  The Loan and Security Agreement provides for an annual interest rate equal to the greater of (i) 8.35% and (ii) the 30-day U.S. LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue plus 6.25%. The Loan and Security Agreement also provides for a final payment equal to 5.75% of the original principal amount of the term loans drawn under the Term Loan Facility, which final payment is due on October 1, 2023 or upon the prepayment of the facility or the acceleration of amounts due under the facility as a result of an event of default.

The Borrowers have the option to prepay the outstanding balance of the term loans in full, subject to a prepayment fee of (i) 3% of the original principal amount of the aggregate term loans drawn for any prepayment prior to the first anniversary of the Funding Date (as defined in the Loan and Security Agreement), (ii) 2% of the original principal amount of the aggregate term loans drawn for any prepayment between the first and second anniversaries of the Funding Date or (iii) 1% of the original principal amount of the aggregate term loans drawn for any prepayment after the second anniversary of the Funding Date but before October 1, 2023. The Borrowers also have the option to prepay the term loans in part, once in a three-month period, of an amount of $2.0 million or greater, subject to the same prepayment fees and other specified limitations.

The Term Loan Facility is secured by substantially all of the Borrowers’ assets, except that the collateral does not include the Borrowers’ intellectual property. However, the Borrowers have agreed not to encumber any of their intellectual property. The Loan and Security Agreement contains customary representations, warranties and covenants by the Borrowers, which covenants, among other things, limit the Borrowers’ ability, subject to specified exceptions, to convey, sell, lease, transfer, assign or otherwise dispose of their assets; engage in any business other than the businesses currently engaged in by the Borrowers or reasonably related thereto; liquidate or dissolve; undergo specified change of control events; create, incur, assume or be liable for indebtedness; create, incur, allow or suffer any liens on their property; pay dividends and make other restricted payments; make investments; or enter into any material transactions with their affiliates. The Loan and Security Agreement also contains specified financial covenants related to minimum consolidated future revenues of the Borrowers.

The Loan and Security Agreement also contains customary indemnification obligations and customary events of default, including, among other things, the Borrowers’ failure to fulfill their obligations under the Loan and Security Agreement, the occurrence of a material adverse change, specified defaults by the Borrowers or the failure of the Company to keep its common stock listed on the Nasdaq Stock Market. In the event of default by the Borrowers under the Loan and Security Agreement, Oxford would be entitled to exercise its remedies thereunder, including the right to accelerate the debt, upon which the Borrowers may be required to repay all amounts then outstanding under the Loan and Security Agreement.

The foregoing description of the Term Loan Facility and the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan and Security Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2018.

Item 2.02                                           Results of Operations and Financial Condition.

On October 15, 2018, the Company issued a press release announcing the entry into the APA and Loan and Security Agreement.  The press release also contained information regarding the Company’s preliminary, unaudited cash, cash equivalents and marketable securities balance as of September 30, 2018 and preliminary estimated revenue from sales of ESKATA for the quarter ended September 30, 2018, as well as information regarding a conference call to discuss the transactions described in this report and the Company’s preliminary and unaudited financial results. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The financial results included in the press release are unaudited and preliminary estimates that (i) represent the most current information available to management as of the date of this Current Report on Form 8-K, (ii) are subject to completion of financial closing and procedures that could result in significant changes to the estimated amounts, and (iii) do not present all information necessary for an understanding of the Company’s financial condition as of, and its results of operations for the quarter ended, September 30, 2018. Accordingly, undue reliance should not be placed on such preliminary estimates.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 2.02, and Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Term Loan Facility is incorporated by reference herein and made a part hereof.

Item 9.01 Financial Statements and Exhibits.

(d)                     Exhibits

Exhibit No.	Description
99.1	Press Release dated October 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACLARIS THERAPEUTICS, INC.

	By:	/s/ Frank Ruffo
Date: October 15, 2018		Frank Ruffo Chief Financial Officer